                                                                    Exhibit 11.1

                            REUNION INDUSTRIES, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                        (IN THOUSANDS, EXCEPT PER DATA)

                                                 Three Months
                                                Ended March 31,
                                             ----------------------
                                                1998        1997
                                             ----------  ----------
     Net income (loss)                       $  (274)     $  (295)
                                             =======      =======
     Weighted average common shares
     outstanding--Basic                        3,857        3,855

     Net additional shares outstanding
     assuming all stock options exercised
     using the Treasury Stock Method             111           94
                                              ------       ------
     Average common shares and
     common share equivalents
     outstanding--Diluted                      3,968        3,949
                                              ======       ======
     Net income (loss) per share:

     Basic                                    $ 0.07       $ 0.08
                                              ======       ======
     Diluted                                    0.07         0.07
                                              ======       ======

Notes: